FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 30, 2009
Expedia, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51447 (Commission File Number)	20-2705720 (IRS Employer Identification Number)

333 108th Avenue NE, Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(425) 679-7200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.
     On October 30, 2009, three operating subsidiaries of Expedia, Inc., a Delaware corporation (“Expedia”) — Expedia, Inc., a Washington corporation, hotels.com L.P. and Hotwire, Inc. (together, the “Expedia Subsidiaries”) — received a jury verdict in the City of San Antonio, et al. v. Hotels.com, L.P. et al. lawsuit. The lawsuit is a class action in the United States District Court for the Western District of Texas, San Antonio Division, brought by the City of San Antonio on behalf of itself and a class of 172 Texas municipalities against the Expedia Subsidiaries and other on-line travel companies.
     The jury’s verdict found that the Expedia Subsidiaries and other on-line travel companies that are defendants in the lawsuit “control hotels” under the local hotel occupancy tax ordinances and are, therefore, responsible for collecting and remitting local hotels occupancy taxes. The jury rejected the City of San Antonio’s claim for conversion — essentially, that the Expedia Subsidiaries and the other on-line travel companies had collected a tax and wrongfully retained the tax dollars — and rejected the claim for punitive damages.
     Expedia is disappointed in the San Antonio jury’s verdict finding that the Expedia Subsidiaries and other online travel companies “control hotels” and are, therefore, responsible for collecting hotel occupancy taxes. We strongly disagree with the jury’s verdict that online travel companies “control hotels” in Texas and we believe the verdict is unsupported by the facts of the case and the law. We believe the verdict is contrary to the plain language of the ordinances at issue and the clear evidence from hotels that testified that online travel companies do not, in any way, control hotels.
     The final amount of the judgment against the Expedia Subsidiaries has not been determined. The jury found that the Expedia Subsidiaries owed approximately $15 million for historical damages through May of 2009. In further proceedings, the Court will determine, among other things, whether the tax is actually due on the amounts that the online companies retained for their services and the amount, if any, of penalties and interest, which could be significant. We are therefore unable at this time to estimate the final amount of the judgment. We believe that the jury’s decision is inconsistent with the ordinances and the evidence presented at trial and we intend to vigorously pursue our rights on appeal to the United States Court of Appeals for the Fifth Circuit.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.
Date: November 2, 2009.	By:	/s/ Burke F. Norton
		Name:	Burke F. Norton
		Title:	Executive Vice President, General Counsel and Secretary